Exhibit 10.1

Execution Copy

TERMINATION AND TRANSFER AGREEMENT

dated as of May 12, 2011

among

Sempra Energy Trading LLC,

MXenergy Inc.

MXenergy Electric Inc.

MXenergy Holdings Inc.

and

Constellation Energy Commodities Group, Inc.

i

EXHIBITS AND SCHEDULES

Exhibit A	Merger Agreement
Exhibit B	Transferee Certificate

Schedule 1.02(A)	Form of Amended and Restated Electric ISDA
Schedule 1.02(B)	Form of Amended and Restated Gas ISDA
Schedule 1.04	Allocation of Consideration
Schedule 1.06(k)	SET Hedges; MX Load Forecasts
Schedule 1.06(k)(2)	Process for Entering Into and Confirming all New SET Hedges
Schedule 2.02	Form of Letter of Credit

ii

Execution Copy

TERMINATION AND TRANSFER AGREEMENT

Termination and Transfer Agreement, dated as of May 12, 2011 (this “Agreement”), among Sempra Energy Trading LLC, a Delaware limited liability company (“SET”), MXenergy Inc., a Delaware corporation (“MX”), MXenergy Electric Inc., a Delaware corporation (“MX Electric”), MXenergy Holdings Inc., a Delaware corporation (“MX Holdings”), and Constellation Energy Commodities Group, Inc., a Delaware corporation (“CECG”).

RECITALS:

WHEREAS, MX Holdings is entering into a transaction (the “Merger”) pursuant to which all of the issued and outstanding shares of MX Holdings will be acquired in the manner described in the Merger Agreement (as defined below);

WHEREAS, SET owns the Class B Shares, the Class C Shares and certain restricted share units (“RSUs”) issued by MX Holdings pursuant to its equity compensation plan;

WHEREAS, SET and MX (an Affiliate of MX Holdings) have entered into that certain ISDA Master Agreement, dated as of September 22, 2009, (as amended, restated or otherwise modified from time to time and together with all schedules, annexes and amendments thereto, the “Original Gas ISDA”);

WHEREAS, SET and MX Electric (an Affiliate of MX Holdings) have entered into that certain ISDA Master Agreement, dated as of September 22, 2009, as amended, restated or otherwise modified from time to time and together with all schedules, annexes and amendments thereto, the “Original Electric ISDA”, and together with the Gas ISDA, the “Original ISDAs”);

WHEREAS, the parties have determined that the services provided by SET to the MX Companies pursuant to the Original ISDAs will no longer be necessary;

WHEREAS, in connection with SET’s termination of services to the MX Companies, CECG will enter into hedging arrangements with SET and agrees to accept the novation of certain transactions executed by SET on behalf of the MX Companies;

WHEREAS, the parties desire to provide in this Agreement for, among other things: (i) the termination of certain commercial arrangements related to, and the amendment and restatement of, the Original ISDAs; (ii) the termination or transfer of certain transactions entered into under the Original ISDAs and certain corresponding hedge transactions; (iii) the termination of MX’s and MX Electric’s obligation to provide credit support to SET with respect to the obligations of the MX Companies under the Original ISDAs; (iv) the redemption of all Shares and the termination of all RSUs held by SET; and (v) certain other obligations of the MX Companies related to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
REDEMPTION, TERMINATION, TRANSFER AND RELEASE

Section 1.01         Redemption and Termination of Sempra Interests.

(a)           At the Closing, SET shall: (i) sell, transfer, assign and deliver to MX Holdings and MX Holdings shall purchase and redeem all of the Shares; (ii) deliver to MX Holdings all of the certificates representing the Shares, free and clear of any Liens, duly endorsed in blank or accompanied by a stock proxy or other instrument of transfer acceptable to MX Holdings; and (iii) acknowledge (by documentation reasonably acceptable to MX Holdings) that the RSUs have been terminated.

(b)           SET hereby acknowledges and agrees that:

(i)            MX Holdings is simultaneously entering into the Merger Agreement pursuant to which all of the issued and outstanding shares of MX Holdings will be acquired;

(ii)           SET is fully aware of the consideration to be paid to the stockholders of MX Holdings as specified in the Merger Agreement;

(iii)          the amount payable to SET upon the redemption of the Shares and the termination of the RSUs pursuant to this Agreement may be less than the amount that would be payable to SET upon the consummation of the Merger if SET were a stockholder of MX Holdings at the closing of the Merger;

(iv)          as a result of the redemption of the Shares and the termination of the RSUs pursuant to this Agreement, SET will not be a “Securityholder” under the Merger Agreement and will not have any right to receive any portion of the consideration payable to the stockholders of MX Holdings pursuant to the terms of the Merger Agreement, and the Shares shall irrevocably be deemed to be redeemed and cancelled in full for all purposes and all of SET’s right title and interest in and to the RSUs shall be deemed to be terminated and cancelled in full for all purposes.

(c)           At the Closing, SET shall deliver to MX Holdings and CECG a written release stating that it irrevocably releases, acquits and forever discharges MX Holdings, CECG, their respective Affiliates and their respective officers, directors, stockholders, trustees, employees, principals, agents, personal or legal representatives, insurers and attorneys from any and all Claims, past, present or future, whether known or unknown, contingent or otherwise, relating to or arising out of: (i) the ownership of the Sempra Interests or any other interests in MX Holdings (including any right to receive any portion of the amount payable to the stockholders of MX Holdings upon the consummation of the Merger) or the governance or operation of the business and affairs of MX Holdings and its subsidiaries; and (ii) subject to compliance by MX Holdings and CECG with Section 7.05 and Section 7.07, the execution and delivery by MX Holdings and any Affiliate of CECG of the Merger Agreement or the consummation of the Merger.

Section 1.02         Termination of Supply Arrangements.  Effective as of the Closing, but subject to compliance by the MX Companies with Section 1.04, the Original Electric ISDA and the Original Gas ISDA shall each be amended and restated in the forms attached hereto as Schedule 1.02(A) and Schedule 1.02(B), respectively (the Original Electric ISDA and the Original Gas ISDA, as so amended, the “A&R Electric ISDA” and the “A&R Gas ISDA,” respectively), and, except as set forth in the A&R ISDAs, the obligations of SET to supply Gas and Products to MX or MX Electric shall be terminated and of no further force and effect.  In the event the Closing Date occurs on or before July 1, 2011, the MX Companies shall be entitled to a credit in the amount of one hundred seventy-five thousand dollars ($175,000) toward any payment obligations under the A&R ISDAs.

Section 1.03         Termination of SET Collateral Arrangements.  Effective upon the Closing and SET’s receipt of the Replacement Credit Support:

(a)           all ISDA Security Documents (as defined in the Original ISDAs) shall be terminated and shall be of no further force and effect;

(b)           immediately upon payment pursuant to Section 1.04, SET shall release its liens and security interest in the personal property of MX, MX Electric and each Specified Entity (with UCC-3 Financing Statements to be filed by MX or MX Electric);

(c)           immediately upon issuance of directions pursuant to Section 6.03(f)(v), SET shall terminate its control over the Collateral Accounts (as defined in the Original ISDAs) pursuant to a termination letter that is in form and substance acceptable to the MX Companies; and

(d)           SET shall deliver to MX and MX Electric, upon request, executed instructions to MX’s and MX Electric’s payors, in form and substance satisfactory to SET, MX and MX Electric, terminating SET’s irrevocable payment instructions previously delivered to such payors and permitting MX and MX Electric or their respective designees to provide such payors with new payment instructions.

Section 1.04         Payment; Allocation of Payment.  At the Closing, the MX Companies shall:

(a)           pay to SET in immediately available funds $16,050,000;

(b)           pay to SET all principal and accrued and unpaid interest and fees on all Loans (as defined in the Original ISDAs) outstanding, if any, but excluding any “SG Exposure Fees” (as defined in the Original ISDAs), which are reflected in the payment amount set forth in clause (a)); and

(c)           pay to SET other amounts, if any (other than for the purchase of Gas in storage), the Settlement Dates (as defined in the applicable Original ISDA) of which have occurred on or before the Closing Date, including any accrued Financing Fees (as defined in the Original ISDAs) owed with respect thereto;

provided, however, that the MX Companies agree that, at the Closing, SET shall apply any cash margin in SET’s possession pursuant to the Original ISDAs to satisfy the obligations of the MX

Companies pursuant to clauses (a), (b) and (c) above, and that the MX Companies shall be responsible for the payment of any remaining balance with respect to such amount.  The parties hereto agree that the payment made pursuant to Section 1.04(a) shall be allocated between the redemption price for the Sempra Interests and other consideration as set forth on Schedule 1.04.

Section 1.05         Termination of Third Party Credit Support.

(a)           The MX Companies and SET shall each use commercially reasonable efforts and cooperate to terminate and extinguish, as soon as practicable following the Closing Date: (i) SET’s obligations pursuant to Third Party Credit Support; and (ii) SET’s potential liability to any ISOs, EDCs, LDCs, Transmission Providers and Transporters arising in connection with (A) the service of load by SET for the MX Companies or any of their Affiliates, or (B) SET’s acting as a Qualified Scheduling Entity for MX Electric.

(b)           Without limiting Section 1.05(a), the MX Companies and SET shall: (i) execute all documents as may be reasonably necessary to evidence the replacement of SET as a provider of services on behalf of the MX Companies to ISOs, EDCs, LDCs, Transmission Providers and Transporters; (ii) exercise commercially reasonable efforts (without the obligation of any party to make any additional payment to any third party) to cause each holder of Third Party Credit Support and each third party to whom a potential liability may be owed by SET (as described in Section 1.05(a)) to acknowledge in writing to SET that SET’s obligations under any Third Party Credit Support held by such third party and/or any such liabilities have been terminated and extinguished and that SET has no liability with respect to such Third Party Credit Support and/or liabilities for any period on, before or after the Closing Date (such acknowledgement, a “Termination Acknowledgement”).

Section 1.06         Performance, Transfer and Termination of Transactions.

(a)           Exchange Traded Transactions.  Promptly following the Closing Date (and in no event later than the settlement date for any Exchange Traded Transactions for delivery after the First Month), all SET Hedges that that are cleared or traded on or through an exchange (the “Exchange Traded Transactions”) shall be transferred via one or more ex-pit transactions by SET to CECG.  Such ex-pit transactions shall be on such terms and conditions as may be agreed between SET and CECG.  SET shall have no obligation to post any margin and each party to such transfer shall be responsible for payment of any transactions costs imposed on it in connection with such transfer.  Upon the transfer of each Exchange Traded Transaction to CECG pursuant to this Section 1.06(a): (i) any corresponding MX Transactions that have not been novated as of such time shall simultaneously be novated by SET to CECG; and (ii) CECG shall settle with SET, and SET shall settle with CECG, for any change between the original (nominal) price paid by SET and the ex-pit transfer price.  Such settlement may require payment by either SET or CECG, depending on the direction of the change in price.

(b)           Continuing Performance.  All Outstanding Transactions that are outstanding as of the Closing Date shall be performed and settled in accordance with their terms by SET, MX and/or MX Electric, in each case as applicable, until such time as they are novated, terminated or liquidated in accordance with the terms of this Agreement.

(c)           Novation of Financially-Settled Transactions.  On the Closing Date, SET shall novate to CECG SET’s positions under all of the financially-settled MX Gas Transactions and all of the financially-settled MX Electric Transactions (excluding any portion of such transactions that hedge MX’s or MX Electric’s delivery obligations during the First Month).  Such novations shall be at no cost to any party other than that provided in Section 1.06(f).

(d)           Novation of Transactions for Physical Delivery.  SET, CECG and the MX Companies shall use their commercially reasonable efforts to novate to CECG as soon as reasonably practicable after the Closing Date, SET’s positions under all of the MX Gas Transactions and all of the MX Electric Transactions that involve the physical delivery of Gas or Products in any month following the First Month; provided that this Section 1.06(d) shall not apply to transactions for the delivery of Gas from inventory.  Such novations shall be at no cost to any party other than that provided in Section 1.06(f).

(e)           Novation of SET Hedges.  SET and CECG shall use their commercially reasonable efforts to novate to CECG as soon as reasonably practicable after the Closing Date, SET’s positions under the SET Hedges.

(f)            Novation Payments.  With respect to each MX Electric Transaction and MX Gas Transaction novated to CECG pursuant to Sections 1.06(c) and 1.06(d), the MX Companies shall pay to SET an amount equal to the buy/sell spread between the contract price in such transaction (less any price adjustment for the elimination of Gas Adders and Energy Adders as described in Section 1.07 and, in the case of MX Gas Transactions, any component of such price associated with storage withdrawal or transportation to the applicable city-gate) and the contract price in the corresponding SET Hedge discounted to present value as of the effective date of the novation at a rate equal to the LIBOR Rate plus 2.25%.  The parties acknowledge and agree that any Outstanding Transaction that is to be novated shall be novated pursuant to a novation agreement that is in form and substance acceptable to SET.

(g)           SET Counter-Hedges.  If, as a result of SET’s novation of any MX Gas Transaction or any MX Electric Transaction pursuant to Section 1.06(c) or 1.06(d), SET would hold any Unmatched SET Hedges, CECG shall, simultaneously with such novation, execute transactions (each, an “SET Counter-Hedge”) with SET pursuant to the CECG ISDA Agreement.  Each such SET Counter-Hedge shall: (i) be at the same prices and shall include all of the same economic terms as set forth in the corresponding Unmatched SET Hedge; and (ii) terminate upon the novation or termination of such corresponding Unmatched SET Hedge.

(h)           Transfer Deadline and Liquidation.  If on or before the date that is forty-five (45) days after the Closing Date CECG or SET reasonably expect that one or more of the Outstanding Transactions will not be novated to CECG prior to the date that is the earlier of ninety-one (91) days after the Closing Date and October 31, 2011 (such date, the “Trigger Date”), SET and CECG shall negotiate in good faith the terms and conditions that would govern CECG’s appointment as SET’s agent to service such Outstanding Transactions (including any corresponding SET Counter-Hedges) from the Trigger Date forward at no cost to SET.  If CECG and SET have not agreed on the terms and conditions that would govern such agency arrangement by the Trigger Date, then, with respect to any Outstanding Transaction that has not been novated to CECG as of such date, for any reason other than the failure of SET to act in good faith and use its commercially reasonable efforts to accomplish such novation (without the obligation for SET to make any additional payment to any third party), SET, at its option, may:  (i) novate its position under such Outstanding Transaction (and in the case of SET Hedges, any corresponding SET Counter-Hedge, if applicable) to The Royal Bank of Scotland plc or such other Creditworthy Third Party as may be reasonably acceptable to CECG (such acceptance not to be unreasonably withheld, conditioned or delayed), in which case the MX Companies or CECG, as applicable, will provide credit support to the assignee that is materially the same as that provided to SET pursuant to the A&R ISDAs or the CECG ISDA Agreement, as applicable, with respect to such transactions or otherwise reasonably acceptable to the MX Companies and/or CECG, as applicable; (ii) continue to perform such Outstanding Transaction and, if applicable, any corresponding SET Counter-Hedge for a monthly fee of $200,000 as set forth in Section 3.02; or (iii) terminate and liquidate such Outstanding Transaction and, if applicable, any corresponding SET Counter-Hedge in accordance with Section 1.06(i).

(i)            Termination and Liquidation.  With respect to the termination and liquidation of any MX Gas Transaction or any MX Electric Transaction pursuant to clause (iv) of Section 1.06(h), the MX Companies shall pay to SET an amount equal to the buy/sell spread between the contract price in such transaction (less any price adjustment for the elimination of Gas Adders and Energy Adders as described in Section 1.07 and, in the case of MX Gas Transactions, any component of such price associated with storage withdrawal or transportation to the applicable city-gate) and the contract price in the corresponding SET Hedge discounted to present value as of the effective date of the novation at a rate equal to the LIBOR Rate plus 2.25%.  With respect to the termination and liquidation of any SET Hedges pursuant to clause (iv) of Section 1.06(h), SET shall negotiate the terms of such termination and liquidation in good faith (and without any consideration, stated or unstated, pertaining to any other transaction) and in the event SET incurs any out-of-pocket costs or losses on the liquidation of such SET Hedge, MX or MX Electric, as the case may be, shall pay SET 50% of such costs and losses, if any.

(j)            Minimum Quantities; Extension.  In consideration of a portion of the amount being paid to SET pursuant to Section 1.04(a) (as described in Schedule 1.04), SET agrees that, effective as of the occurrence of the Closing, the “Minimum Gas Quantity” (as defined in Part 7(a)(ii) of the Schedule to the Original Gas ISDA) and the “Minimum Energy Quantity” (as defined in Part 7(a)(v) of the Schedule to the Original Electric ISDA) shall cease to be applicable for any reason, including in connection with determining payments to be made with respect to any terminated or novated transaction.  Effective as of the date hereof, SET agrees that it will not exercise its right to extend the “Termination Date” (as defined in and as contemplated by Part 5(h) of the Schedules to the Original ISDAs) on or prior to the Drop-Dead Date; provided, however, that if the Closing Date does not occur on or prior to the Drop-Dead Date, SET shall be permitted to exercise its right to extend such “Termination Date” as contemplated by Part 5(h) of the Schedule to the Original Gas ISDA and Part 5(h) of the Schedule to the Original Electric ISDA.

(k)           New SET Hedges.  Part I of Schedule 1.06(k) sets forth all of the SET Hedges in place as of May 11, 2011.  On and after the effective date of this Agreement until the earlier of the Closing Date or the Drop-Dead Date:  (i) SET shall execute all new SET Hedges with CECG in the manner specified in Schedule 1.06(k)(2); and (ii) so long as the purchases of MX and MX Electric do not exceed their respective load forecasts as shown in Part II of Schedule 1.06(k),

SET shall execute corresponding MX Gas Transactions with MX and corresponding MX Electric Transactions with MX Electric on the same prices as those set forth in such SET Hedges.

(l)            Effective Date of Novations.  All novations executed by the parties pursuant to Section 1.06 shall be effective as of the first day of the calendar month following execution thereof.

Section 1.07         Gas Adder and Energy Adder.  The parties acknowledge and agree that from the date hereof through the Closing Date, all financially settled MX Gas Transactions and MX Electric Transactions shall not include any Gas Adder or Energy Adder; provided, however, that if the Closing Date does not occur on or before the Drop-Dead Date, SET shall be permitted to include the Gas Adder and Energy Adder in any financially settled MX Gas Transactions and MX Electric Transactions executed after such date.  The parties further acknowledge and agree that, to the extent any MX Transactions executed after the date hereof provide for physical delivery after the Closing Date, the MX Companies shall be entitled to a price credit for the full amount of all Gas Adders and Energy Adders applicable to such deliveries after the Closing Date; provided, however, that such credit shall not apply to MX Transactions for the purchase of Gas in inventory as described in Section 1.08(b).

Section 1.08         Transfer and Release of Gas Assets and Electricity Assets; Purchase of Stored Gas.

(a)           Transfer and Release of Gas Assets and Electricity Assets.  SET and the MX Companies will work together with CECG and all applicable ISOs, EDCs, LDCs, Transporters, Transmission Providers and regulatory bodies in a timely, cooperative and efficient manner, and will each execute all necessary documents required to: (i) effect the transfer to CECG of all of the Electricity Assets; (ii) effect the transfer, release to CECG of all of the Gas Assets (or the termination of control over such Gas Assets by SET, in form and substance acceptable to MX); and (iii) transfer the load associated with MX Electric’s retail customers from SET’s account(s) to the account(s) of CECG, in each case effective as soon as reasonably practicable after the Closing Date (but, in any event, no later than October 31, 2011).  SET shall cease to be the financially responsible party or Qualified Scheduling Entity with respect to MX Electric’s customer load in an ISO upon the release of the Electricity Assets with respect to such ISO.  Promptly after all of the Gas Assets have been transferred or released by SET, SET and MX shall terminate the Asset Management Agreement and SET hereby consents to such termination.

(b)           Purchase of Stored Gas.  Effective as of the transfer of any Gas Asset to CECG (or the termination of control over such Gas Asset by SET, in form and substance reasonably acceptable to MX), SET shall sell to MX, MX Holdings and/or CECG and MX, MX Holdings and/or CECG, as applicable, shall purchase from SET all of the Gas in inventory that is owned by SET for the purposes of satisfying any outstanding MX Gas Transactions and held in storage in or on such Gas Asset.  With respect to any Gas in inventory sold pursuant to this Section 1.08(b), the MX Companies shall pay to SET an amount equal to the purchase price for such Gas, as reflected in the applicable MX Gas Transaction (less any component of such price associated with storage withdrawal or transportation to the applicable city-gate), plus any accrued “Finance Fees” owed pursuant to the A&R Gas ISDA.  Upon the purchase and sale of any Gas pursuant to this Section 1.08(b), SET shall novate the corresponding MX Gas Transaction to CECG at no cost to CECG.

Section 1.09         Termination of Scheduling Obligations.  Following the Closing Date and until such time as the applicable Electricity Assets or Gas Assets are transferred to CECG, SET shall be responsible for the scheduling, nominating and other operational obligations with respect to the delivery of Gas and Products as set forth in the A&R ISDAs.  As the Electricity Assets and Gas Assets are transferred to CECG, SET shall be relieved of such responsibility with respect to the transferred Electricity Assets and/or Gas Assets.

Section 1.10         Mutual Release.  At the Closing, each of the MX Companies and MX Holdings shall execute and deliver to SET, and SET shall execute and deliver to each of the MX Companies and MX Holdings a written acknowledgement, in form and substance reasonably acceptable to the recipient, irrevocably releasing, acquitting and forever discharging the recipient party(ies), its or their Affiliates and their respective officers, directors, stockholders, trustees, employees, principals, agents, personal or legal representatives, insurers and attorneys from any and all Claims past, present or future, whether known or unknown, contingent or otherwise, sounding in tort that relate to or arise out of the Original ISDAs or the business relationship between SET and the MX Companies and MX Holdings with respect to such Original ISDAs; provided, however, that such release shall not affect in any way any contract Claim that a party to either of the A&R ISDAs may have pursuant to the terms of such agreements, regardless of whether such Claim arose prior to the Closing Date.

ARTICLE II
REPLACEMENT CREDIT SUPPORT

Section 2.01         Replacement Credit Support.  On the Closing Date, CECG shall provide to SET: (i) a Letter of Credit satisfying the conditions of Section 2.02 that will be available to reimburse SET for any draws under any Third Party Credit Support and as credit support for the payment obligations specified in Section 3.02; and (ii) any additional credit support required pursuant to the A&R ISDAs.

Section 2.02         Letter of Credit.

(a)           The Letter of Credit shall be: (i) substantially in the form of Schedule 2.02 with such changes to the terms in that form as the Issuer of the Letter of Credit may require and as may be acceptable to SET or such other form as may be reasonably acceptable to SET; and (ii) in an amount equal to the sum of (A) the aggregate amount of SET’s Third Party Credit Support obligations as of the Closing Date, plus (B) $525,000 to secure the fees payable pursuant to Section 3.02 (the total of such amounts described in clauses (A) and (B), the “Letter of Credit Amount”).

(b)           The Letter of Credit shall be delivered by the Issuer to such address as SET shall specify and shall be maintained for the benefit of SET.  CECG shall: (i) cause the renewal of the Letter of Credit on a timely basis as provided in the Letter of Credit; (ii) if the Issuer has indicated its intent not to renew such Letter of Credit, provide a substitute Letter of Credit at least twenty (20) Business Days prior to the expiration of the outstanding Letter of Credit; (iii) if the Issuer fails to honor SET’s properly documented request to draw on the Letter of Credit, provide for the benefit of SET a substitute Letter of Credit that is issued by an Eligible Bank within one (1) Business Day after such refusal; and (iv) within one (1) Business Day of any draw made by SET against the Letter of Credit, amend, or cause the Issuer of the Letter of Credit to amend, the Letter of Credit to increase the amount available to be drawn to an amount equal to the Letter of Credit Amount.

(c)           Upon the occurrence of a Letter of Credit Default, CECG shall cause another Issuer to deliver to SET a substitute Letter of Credit on or before the second Business Day after the occurrence thereof (or on or before the third Business Day after the occurrence thereof if only clause (i) under the definition of Letter of Credit Default applies).

(d)           In the event that twenty (20) or fewer Business Days remain prior to the expiration of the Letter of Credit and the Issuer has failed to either extend such Letter of Credit or issue a replacement Letter of Credit, SET may draw the entire undrawn portion of such outstanding Letter of Credit upon presentation to the Issuer of one or more certificates in accordance with the specific requirements of any such Letter of Credit.  In such event, SET shall retain such proceeds as cash collateral securing the obligations of the MX Companies pursuant to this Agreement and the MX Companies and CECG each hereby grant to SET first priority continuing security interest in, lien on such cash collateral.

(e)           Within two (2) Business Days of a written request from CECG, SET shall calculate the Letter of Credit Amount as of the date of such calculation (such date, the “Valuation Date”).  To the extent that the face amount of the Letter of Credit exceeds the Letter of Credit Amount on the Valuation Date by $5,000,000 or more, CECG shall have the right to provide a replacement Letter of Credit in the amount of the Letter of Credit Amount rounded down to the nearest integral multiple of $500,000.  CECG may make a written request pursuant to this Section 2.02(e) no more frequently than twice every thirty (30) days.  SET shall return the Letter of Credit (and any cash held by SET pursuant to Section 2.02(d)) to CECG promptly after (i) the aggregate amount of SET’s Third Party Credit Support obligations equals zero, and (ii) the MX Companies have made all payments required by Section 3.02.

ARTICLE III
REGULATORY APPROVALS AND FEES

Section 3.01         Regulatory Approvals and Filings.  Each of the parties shall use commercially reasonable efforts to: (i) make or cause to be made all filings and to obtain all approvals or authorizations required by it or any of its Affiliates with the FERC, any other governmental body having jurisdiction with respect to the transactions contemplated herein and any other relevant third parties; (ii) comply at the earliest practicable date with any request for any additional information, documents or other materials received by it or any of its Affiliates with respect to the transactions contemplated herein; (iii) cooperate with the other parties in connection with any such filing as may be required in order to consummate the transactions contemplated herein; and (iv) comply with any applicable requirements or restrictions as may be imposed on it from time to time by the FERC or any other governmental body having jurisdiction with respect to the transactions contemplated therein.  Notwithstanding anything herein to the contrary, no party shall have any obligation to enter into any of the transactions described herein, to provide any of the services or to enter into any Transactions described in the Original ISDAs, the A&R ISDAs or the CECG ISDA to the extent that the consummation of such transactions or the provision of such services would result in a violation of, or cause any party to be unable to comply with, any applicable law or any rule or regulation issued by any ISO, LDC, EDC, transmission provider, transporter or governmental authority, in each case as determined by such party in its reasonable judgment.

Section 3.02         Monthly Transition Fee.  The MX Companies shall pay SET a monthly fee equal to sixty-two thousand five hundred dollars ($62,500) per month commencing as of the Closing Date (unless the Closing Date occurs on a date other than the first day of a calendar month, in which case, such fee shall be payable commencing on the first day of the month in which the Closing Date occurs) and continuing through and including the earlier to occur of:  (i) the date as of which all of the Outstanding Transactions have been novated, terminated or have expired; or (ii) October 31, 2011; provided, however, that (x) in the event the Closing Date occurs after September 1, 2011 the monthly fee shall be two hundred thousand dollars ($200,000), and (y) to the extent SET continues to perform any Outstanding Transactions and, if applicable, any corresponding SET Counter-Hedge pursuant to Section 1.06(h)(ii), the MX Companies shall, notwithstanding anything to the contrary in this Section 3.02, continue to pay SET a monthly fee of two hundred thousand dollars ($200,000) until such transaction(s) is ultimately novated to CECG, terminated, or expires.  Such monthly fee shall be payable in arrears on or before the tenth (10th) day of the month following the month to which the fee applies.

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES

Section 4.01         Events of Default.  Notwithstanding any other provision of this Agreement, an event of default (each, an “Event of Default”) shall be deemed to occur with respect to a party if:

(a)           such party shall fail to make any payment when due of any amount owed by it under this Agreement within three (3) Business Days following written demand therefor;

(b)           such party fails to perform or observe any covenant or obligation applicable to such party under this Agreement (excluding the covenants set forth in Section 6.04, Section 7.05 and Section 7.07) and such failure is not cured within ten (10) Business Days following written notice thereof;

(c)           such party breaches any representation or warranty made, repeated or deemed to have been made or repeated by such party, or any representation or warranty proves to have been incorrect in any material respect when made, repeated or deemed to have been made or repeated under this Agreement;

(d)           such party: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, unless such proceeding or petition is withdrawn, dismissed, discharged, stayed or restrained within (A) thirty (30) days, if as of and during the pendency of such proceeding or petition, the party has a long term unsecured debt Rating of at least BBB+ by S&P or Baa1 by Moody’s or (B) in all cases other than as set forth in clause (A) of this Section 4.01(b)(i)(iv), fifteen (15) days; (v) has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) inclusive; or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(e)           an “Event of Default” (as defined in the Original ISDAs, the A&R ISDAs or the CECG ISDA Agreement, as applicable) occurs with respect to such party (in which case such event shall constitute an Event of Default hereunder only with respect to the party(ies) to such ISDA agreement(s) that has/have committed such “Event of Default;”

(f)            a party fails to perform its covenants set forth in Section 6.04;

(g)           with respect to MX, MX Electric, MX Holdings or CECG, a Letter of Credit Default shall have occurred and not been cured within the time frame specified in Section 2.02; or

(h)           with respect to MX Holdings or CECG, such party fails to perform its covenants set forth in Section 7.05 or Section 7.07.

Section 4.02         Remedies.  Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to a party, in addition to any rights and remedies set forth in this Agreement, each other party hereto shall be entitled to its rights and remedies at law or in equity.  Upon the occurrence of an Event of Default pursuant to Section 4.01(h) and in addition to and not in limitation of any rights or remedies that SET may have as set forth in this Section 4.02, SET shall have the right to suspend performance of its obligations under Parts 7 and 8 of the Original ISDAs or the A&R ISDAs, as applicable, including any obligations to supply Gas or Products to the MX Companies, to provide or maintain Third Party Credit Support or to provide scheduling, nomination or other operational services to the MX Companies.  The parties acknowledge and agree that the occurrence of an Event of Default with respect to MX, MX Electric or MX Holdings hereunder will be deemed an Event of Default with respect each of MX, MX Electric and MX Holdings.

Section 4.03         Indemnity.

(a)           The MX Companies and MX Holdings shall indemnify, defend and hold harmless SET and CECG, their Affiliates and their respective officers, directors, employees and agents, from and against any and all third-party losses resulting from Claims based on the breach by the MX Companies or MX Holdings of their respective obligations under this Agreement.

(b)           SET shall indemnify, defend and hold harmless the MX Companies, MX Holdings and CECG, their Affiliates and their respective officers, directors, employees and agents, from and against any and all third-party losses resulting from Claims based on the breach by SET of its obligations under this Agreement.

(c)           CECG shall indemnify, defend and hold harmless the MX Companies, MX Holdings and SET, their Affiliates and their respective officers, directors, employees and agents, from and against any and all third-party losses resulting from Claims based on the breach by CECG of its obligations under this Agreement.

(d)           The indemnities provided in this Section 4.03 shall survive until the date that is one year after the Closing Date; provided, however, that a party’s indemnification obligation shall survive beyond such date with respect to any Claims asserted against it for which it has sought indemnification pursuant hereto.

ARTICLE V
DEFINITIONS

Section 5.01         Definitions.  The following terms have the meanings set forth below:

(a)           “Affiliate” means, with respect to any Person, another Person that directly or indirectly controls, is under common control with, or is controlled by, such Person or any successor thereto; provided, however, that for purposes of this definition: (i) control of a Person shall mean the power, direct or indirect, to (A) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of the governing body of such Person, or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; and (ii) neither SET nor any of direct or indirect parent or subsidiaries shall be an Affiliate of any of the MX Companies or any of their direct or indirect parents or subsidiaries; and provided further, that for purposes of this Agreement, none of CECG nor any of the entities that are its Affiliates prior to the Closing Date shall be deemed to be an Affiliate of MX Holdings or any of the entities that are its Affiliates prior to the Closing Date.

(b)           “A&R Electric ISDA” has the meaning set forth in Section 1.02.

(c)           “A&R Gas ISDA” has the meaning set forth in Section 1.02.

(d)           “A&R ISDAs” means the A&R Electric ISDA and the A&R Gas ISDA.

(e)           “Agreement” has the meaning set forth in the preamble to this Agreement.

(f)            “Asset Management Agreement” means the Asset Management Agreement entered into as of October 13, 2009 between SET and MX.

(g)           “Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York are authorized or obligated by applicable law or executive order to close.

(h)           “CECG” has the meaning set forth in the preamble to this Agreement.

(i)            “CECG ISDA Agreement” means that certain ISDA Master Agreement, dated as of June 26, 2001, by and between CECG and SET, including the schedules and annexes thereto.

(j)            “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of MX Holdings.

(k)           “Claims” means, collectively, claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, costs, expenses (including attorneys’ fees and disbursements) or liabilities of any nature whatsoever.

(l)            “Class B Shares” means all of the Class B Common Stock of MX Holdings owned by SET.

(m)          “Class C Shares” means all of the Class C Common Stock of MX Holdings owned by SET.

(n)           “Closing” means the consummation of the transactions described in Section 6.02.

(o)           “Closing Date” means the date on which the Closing occurs.

(p)           “Creditworthy Third Party” means any entity having, or an entity with a guarantor having, a long term unsecured debt Rating equal to at least BBB- by S&P or Baa3 by Moody’s.

(q)           “Drop-Dead Date” means September 15, 2011 or such later date as may be agreed to in writing by SET in its sole discretion.

(r)            “EDC” means the local distribution company responsible for delivering electric energy or Products to MX Electric’s customers in a particular geographic area.

(s)           “Electricity Assets” means all transmission capacity, congestion revenues rights, auction revenue rights, ISO load IDs and tags associated with MX Electric’s customer load that are held in the name of SET on or prior to the Closing Date.

(t)            “Eligible Bank” means a major U.S. commercial bank or a U.S. branch of a foreign bank which:

(i)	satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements);

(ii)	is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder;

(iii)	is not an affiliate of MX or MX Electric;

(iv)	is a Qualified Institution; and

(v)	meets the applicable criteria of SET (as consistently applied) for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria.

(u)           “Energy Adder” has the meaning specified in the Original Electric ISDA or the Original Gas ISDA, as applicable.

(v)           “ERCOT” means the Electric Reliability Council of Texas.

(w)          “Event of Default” has the meaning set forth in Section 4.01.

(x)            “Exchange Traded Transactions” has the meaning set forth in Section 1.06(a).

(y)           “FERC” means the United States Federal Energy Regulatory Commission.

(z)            “First Month” means the first full calendar month immediately following the Closing Date; provided, however, that if the Closing Date occurs on the first day of a calendar month, the First Month shall be the calendar month in which the Closing Date occurs.

(aa)         “Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

(bb)         “Gas Adder” has the meaning specified in the Original Electric ISDA or the Original Gas ISDA, as applicable.

(cc)         “Gas Assets” means, for any date of determination, all Gas transportation and storage capacity held by SET as of such date that MX: (i) directed or caused to be released to SET by any LDCs; or (ii) released or re-released to SET.

(dd)         “Intercreditor Agreement”  means the Intercreditor and Subordination Agreement, dated as of September 22, 2009, by and among MX Holdings, the pledgors from time to time party thereto, SET, in its capacity as facility agent, and Law Debenture Trust Company of New York, in its capacity as indenture trustee, as it may be amended from time to time.

(ee)         “ISDA Cash Collateral” means any cash held by SET as collateral pursuant to the terms of the Original ISDAs.

(ff)           “ISO” means any independent electric system operator, regional transmission operator or similar entity including the NY-ISO, ERCOT, PJM and ISO-New England.

(gg)         “ISO New England” means ISO New England Inc.

(hh)         “Issuer” means any bank issuing a Letter of Credit.

(ii)           “LDC” means the local distribution company responsible for delivering Gas to MX’s customers in a particular geographic area.

(jj)           “Letter of Credit” means an irrevocable, standby letter of credit, issued by an Eligible Bank in accordance with Section 2.02.

(kk)         “Letter of Credit Amount” has the meaning set forth in Section 2.02(a).

(ll)           “Letter of Credit Default” means, with respect to an outstanding Letter of Credit, the occurrence of any of the following events: (i) the Issuer shall cease to be an Eligible Bank; (ii) the Issuer shall fail to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period; (iii) the Issuer shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; or (iv) such Letter of Credit shall expire or terminate, or shall fail or cease to be in full force and effect, at any time during the term of this Agreement; provided, however, that no Letter of Credit Default shall be deemed to occur during any period after the time such Letter of Credit is required to be canceled or returned in accordance with the terms of this Agreement.

(mm)       “LIBOR Rate” means the rate of interest per annum (rounded upwards if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page or http://www.bba.org.uk/bba/ (or any successor page) as the British Bankers Association London Interbank offered rate deposits in U.S. Dollars for the relevant tenor at approximately 11 a.m. London time two Business Days prior to the date of determination.

(nn)         “Lien” means any charge, claim, “adverse claim” (as defined in Section 8-102(a)(1) of the New York Uniform Commercial Code), community property interest, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (including a preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

(oo)         “Merger” has the meaning set forth in the recitals to this Agreement.

(pp)         “Merger Agreement” means the Agreement and Plan of Merger, dated May 12, 2011, together with all exhibits, schedules and annexes thereto, among Constellation Energy Resources, LLC, a Maryland limited liability company, Nutmeg Merger Sub, Inc., a Delaware corporation, and MX Holdings Inc.

(qq)         “Moody’s” means Moody’s Investor Service, Inc. or its successor.

(rr)           “MX” has the meaning set forth in the preamble to this Agreement.

(ss)          “MX Companies” means MX and MX Electric.

(tt)           “MX Electric” has the meaning set forth in the preamble to this Agreement.

(uu)         “MX Electric Transactions” means all Transactions between MX Electric and SET under (and as defined in) the Original Electric ISDA or the A&R Electric ISDA, as applicable.

(vv)         “MX Gas Transactions” means all Transactions between MX and SET under (and as defined in) the Original Gas ISDA or the A&R Gas ISDA, as applicable.

(ww)       “MX Holdings” has the meaning set forth in the preamble to this Agreement.

(xx)          “MX Transaction” means an MX Gas Transaction or an MX Electric Transaction.

(yy)         “New Secured Party” has the meaning set forth in Section 6.04(b).

(zz)          “NY-ISO” means the New York independent system operator.

(aaa)       “Original Electric ISDA” has the meaning set forth in the recitals to this Agreement.

(bbb)      “Original Gas ISDA” has the meaning set forth in the recitals to this Agreement.

(ccc)       “Original ISDAs” has the meaning set forth in the recitals to this Agreement.

(ddd)      “Outstanding Transactions” means all MX Gas Transactions, MX Electric Transactions and SET Hedges that are outstanding as of a specified date.

(eee)       “Person” means an individual, partnership, corporation, association, business, trust, limited liability company, government agency or authority or other legal entity.

(fff)         “PJM” means PJM Interconnection, L.L.C.

(ggg)      “Product” has the meaning set forth in the Original ISDAs and the A&R ISDAs.

(hhh)      “Qualified Institution” means a Bank (as defined in the Federal Deposit Insurance Act) whose rating with respect to its long term unsecured, unsubordinated indebtedness is at least A- by S&P and A3 by Moody’s.

(iii)          “Qualified Scheduling Entity” means an ERCOT market participant that is qualified by ERCOT in accordance with Section 16 of the ERCOT Protocols (Registration and Qualification of Market Participants).

(jjj)          “Rating” means, with respect to any entity, the ratings assigned to such entity by each of the Rating Agencies.

(kkk)       “Rating Agencies” means Moody’s and/or S&P.

(lll)          “Replacement Credit Support” means a Letter of Credit in the amount of the Letter of Credit Amount calculated as of the Closing Date.

(mmm)    “RSUs” has the meaning set forth in the recitals to this Agreement.

(nnn)      “S&P” means Standard and Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) or its successor.

(ooo)      “Sempra Interests” means the Shares and the RSUs.

(ppp)      “SET” has the meaning set forth in the preamble to this Agreement.

(qqq)      “SET Counter-Hedge” has the meaning set forth in Section 1.06(g).

(rrr)         “SET Hedges” means and all transactions between SET and its hedging counterparts that hedge the MX Gas Transactions or MX Electric Transactions.

(sss)       “SET Liens” has the meaning set forth in Section 6.04(a).

(ttt)         “Shares” means the Class B Shares and the Class C Shares.

(uuu)      “Specified Entity” means each signatory to this Agreement other than MX, MX Electric, MX Holdings, SET and CECG.

(vvv)      “Specified Transaction” means any transaction contemplating the acquisition by a third party, whether by purchase, merger, consolidation, reorganization or otherwise, of equity interests in, or all or a substantial portion of the assets (not in the ordinary course of business) of, MX Holdings or any Subsidiary of MX Holdings.

(www)    “Stockholders Agreement” means the Stockholders Agreement, dated September 22, 2009, among MX Holdings and the stockholders party thereto, as such agreement is in effect on the date hereof.

(xxx)        “Termination Acknowledgement” has the meaning set forth in Section 1.05(b).

(yyy)      “Third Party Credit Support” means any letter of credit posted by or on behalf of SET to a third party in support of obligations (other than any SET Hedge) incurred by MX or MX Electric to such third parties.

(zzz)        “Transaction” means, as the context requires, a transaction entered into under the Original ISDAs or the A&R ISDAs.

(aaaa)     “Trigger Date” has the meaning specified in Section 1.06(h).

(bbbb)    “Unmatched SET Hedge” means any SET Hedge held by SET after SET novates the MX Gas Transaction or MX Electric Transaction that corresponds to such SET Hedge.

(cccc)     “Valuation Date” has the meaning set forth in Section 2.02(e).

ARTICLE VI
CLOSING; CONDITIONS PRECEDENT

Section 6.01         Conditions Precedent to Obligations of SET.  The obligation of SET to consummate the Closing is subject to satisfaction (or waiver by SET in writing in its sole discretion) of the following condition:

(a)           SET shall have received confirmation from each of CECG and MX Holdings that all conditions precedent to the Merger (other than the satisfaction of the conditions precedent to this Agreement and any other conditions dependent upon the execution and delivery of this Agreement) have been satisfied and that the Merger shall occur immediately following the Closing.  SET shall not be obligated to consummate the Closing on any Closing Date after the Drop-Dead Date.

Section 6.02         Closing.

(a)           The MX Companies shall:

(i)            notify SET and CECG when and where the Closing will take place at least three (3) days prior to the Closing Date;

(ii)           at Closing, authorize SET to apply any ISDA Cash Collateral against the payment obligations set forth in Section 1.04 and, to the extent such ISDA Cash Collateral is insufficient to satisfy such payment obligations, pay to SET the remaining balance of such obligations; and

(iii)          at least five Business Days prior to the Closing Date, provide SET with the identities of up to three payees (including their respective wire instructions) to which SET shall distribute the remaining balance of the ISDA Cash Collateral as set forth in 6.02(e)(iv).

(b)           At the Closing, MX Electric shall:

(i)            deliver to SET duly executed counterparts of the A&R Electric ISDA; and

(ii)           deliver to SET the release in accordance with Section 1.10.

(c)           At the Closing, MX shall:

(i)            deliver to SET duly executed counterparts of the A&R Gas ISDA; and

(ii)           deliver to SET the release in accordance with Section 1.10.

(d)           At the Closing, CECG shall:

(i)            deliver to SET the Replacement Credit Support.

(e)           At the Closing, SET shall:

(i)            deliver to MX Holdings all of the certificates representing the Shares, duly endorsed in blank or accompanied by a stock proxy or other instrument of transfer reasonably acceptable to MX Holdings;

(ii)           deliver to MX duly executed counterparts of the A&R Gas ISDA;

(iii)          deliver to MX Electric duly executed counterparts of the A&R Electric ISDA.

(iv)          apply any ISDA Cash Collateral against the payment obligations set forth in Section 1.04 and distribute the remaining balance of such ISDA Cash Collateral, by wire transfer, to one or more payees specified by the MX Companies pursuant to Section 6.02(a)(iii) pursuant to, and in the amounts specified in, a written notice jointly delivered by the MX Companies to SET no later than three (3) Business Days prior to the Closing Date;

(v)           immediately following the disbursement of funds pursuant to Section 6.02(e)(iv), execute a written termination of the Account Control Agreements (as defined in the Original ISDAs) in form and substance reasonably acceptable to the MX Companies and CECG;

(vi)          deliver to the MX Companies the termination letter in accordance with Section 1.03(c);

(vii)         deliver to the MX Companies a written termination of payment instructions in accordance with Section 1.03(d);

(viii)        deliver to MX Holdings written resignations of any individual (in form and substance reasonably acceptable to MX Holdings and CECG) appointed to the MX Holdings board of directors by SET;

(ix)           deliver to MX Holdings and CECG the release in accordance with Section 1.01(c);

(x)            deliver to the MX Companies and MX Holdings the release in accordance with Section 1.10.

Section 6.03         Consent to Merger.  No later than three (3) Business Days after the date of the execution of this Agreement and the Merger Agreement, SET shall deliver to MX Holdings a written consent to the Merger in accordance with the procedures set forth in the Merger Agreement.

Section 6.04         Release or Assignment of Liens.

(a)           Unless the MX Companies deliver a notice pursuant to Section 6.04(b), effective as of the Closing, all the security interests, Liens and pledges in favor of SET securing any of the debts, liabilities or other obligations owed by the MX Companies, the Specified Entities or any of their Affiliates under the Original ISDAs (collectively, the “SET Liens”) shall be automatically released with no further action on SET’s part.

(b)           No later than three (3) Business Days prior to the Closing Date, the MX Companies may deliver written notice to SET, requesting SET to authorize the filing by MX, MX Electric or their designee of: (i) UCC-3 financing statement amendments with respect to the UCC-1 financing statements or other financing statements evidencing the SET Liens; or (ii) amendments with respect to any other collateral filings evidencing the SET Liens, which amendments shall change the “Secured Party” designated therein from SET to a Person or Persons designated by CECG (the “New Secured Party”).  SET hereby agrees to take such action as may be reasonably requested by CECG to facilitate and evidence such amendment and the assignment of the SET Liens contemplated thereby.  The MX Companies shall be responsible for any out-of-pocket costs and expenses reasonably incurred by SET pursuant to this Section 6.04(b) to amend the financing statements and effect the assignment of the SET Liens contemplated thereby, and SET shall not be obligated to make any representations or warranties, or incur any liability to the MX Companies or CECG, in connection with such amendment(s).

(c)           Subject to SET’s receipt of payment in accordance with Section 1.04, SET shall deliver to CECG or the MX Companies, on or prior to the Closing Date, all possessory collateral of the MX Companies or any of the Specified Entities held by SET that is the subject of the SET Liens.

(d)           SET hereby authorizes and consents to: (i) the filing of UCC-3 termination statements (or UCC-3 amendments, if applicable) immediately following the Closing Date; and (ii) the execution, delivery, and/or filing of any other statement, filing, notice, or agreement necessary or desirable to effect the release of Liens (or assignment of Liens to the New Secured Party) contemplated hereby immediately following the Closing Date.  SET agrees that it shall take any and all actions reasonably necessary to evidence the consummation of the Lien release (or assignment of Liens to the New Secured Party) contemplated hereby, including terminating any other agreements creating or perfecting a security interest in any collateral, including any intellectual property filings and control agreements over deposit accounts.  SET hereby authorizes either or both of the MX Companies to file the above-referenced termination statements (or amendments, if applicable) on or after the Closing Date.

(e)           The parties acknowledge and agree that (i) if CECG and MX Holdings have not delivered the confirmation required by Section 6.01(a), and (ii) the Merger does not occur on or before the Drop-Dead Date, then no party hereto shall have any liability under this Agreement for the failure of the Merger to so occur on or before the Drop-Dead Date.

ARTICLE VII
CONSENTS, COOPERATION AND REPORTING; FURTHER ASSURANCES; ETC.

Section 7.01         Consent.  In the event the Closing Date shall not have occurred on or before the Drop-Dead Date, MX, MX Electric, MX Holdings and the Specified Entities hereby consent to the assignment, novation and transfer by SET at any time following the Drop-Dead Date to a Creditworthy Third Party of: (i) all (but not less than all) of the Sempra Interests, including all of the rights of SET under all shareholder related agreements, including the

Certificate of Incorporation, the bylaws of MX Holdings and the Stockholders Agreement (so long as such transfer constitutes a “Wholesale Transfer” pursuant to such Stockholders Agreement); (ii) SET’s rights and obligations under the Original ISDAs; and (iii) SET’s rights and obligations under the Intercreditor Agreement.  MX Holdings hereby agrees that a transferee of SET shall satisfy the requirements of Section 2.1(d) of the Stockholder Agreement by the delivery to MX Holdings of a certificate substantially in the form of Exhibit B.

Section 7.02         No Third Party Consents.  Each of the MX Companies and MX Holdings represents and warrants that in the event SET undertakes the transactions contemplated by Section 7.01, no additional corporate action, governmental or regulatory consents required to be obtained by MX Holdings or the MX Companies, or consents of the shareholders, bondholders or other creditors of MX Holdings or the MX Companies will be required to consummate such transactions.

Section 7.03         Cooperation; Transaction Progress Reporting.  Promptly following a request from SET, MX Holdings shall provide SET with the status of, and MX Holdings’ progress with respect to, its negotiations of the Merger Agreement and shall supply SET such documents and information with respect to the Merger as SET may reasonably request.

Section 7.04         Further Assurances.  Subject to the terms and conditions of this Agreement, each of MX, MX Energy, CECG and SET agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement.

Section 7.05         No Merger Before Closing Date.  CECG agrees that it shall not, and it shall cause its Affiliates to not, consummate the Merger prior to the Closing.  MX Holdings agrees that it shall not consummate the Merger prior to the Closing.

Section 7.06         Amendment to Original ISDAs.  Part 1 (i)(vii)(I) of the Schedule of each of the Original ISDAs is amended by deleting the text “[Intentionally Omitted]” and inserting in lieu thereof the following:

“The occurrence of any Event of Default under the Termination and Transfer Agreement, dated as of May 12, 2011 among Party A, MXenergy Inc., MXenergy Electric Inc., MXenergy Holdings Inc. and Constellation Energy Commodities Group, Inc.”

Section 7.07         No Amendment.  Each of CECG and MX Holdings agrees that, prior to the Closing, it shall not amend any terms of the Merger Agreement that materially affect the Sempra Interests or the economic terms of the Merger without the consent of the holders of the Shares.

ARTICLE VIII
MISCELLANEOUS

Section 8.01         Interpretation.  The following rules of construction shall apply when interpreting this Agreement.

(a)           all references in this Agreement to Articles, Sections and Schedules refer to Articles, Sections and Schedules of this Agreement unless expressly provided otherwise;

(b)           the headings appearing in this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language contained herein;

(c)           the terms “herein,” “hereby,” “hereto,” “hereunder,” “hereof” and terms of similar import in this Agreement refer to the Agreement as a whole and not to any particular subdivision unless expressly so limited and the term “this Section” refers only to the Section hereof in which such words occur;

(d)           the word “including” (in its various forms) means “including without limitations”;

(e)           each Schedule to this Agreement shall be deemed to be incorporated herein by reference as if such Schedule were set forth in its entirety herein; and

(f)            no term of this Agreement shall be construed in favor of, or against, a party as a consequence of one party having had a greater role in the preparation or drafting of this Agreement, but shall be construed as if the language were mutually drafted by both parties with full assistance of counsel.

Section 8.02         Representations and Warranties of the Parties.  Each of SET, CECG, MX, MX Electric, MX Holdings and the Specified Entities represents and warrants as of the date hereof and as of the Closing Date, except to the extent that a representation and warranty expressly relates to a specified date in which case such representation and warranty shall be true and correct as of such date, as follows:

(a)           it is duly organized, validly existing and in good standing under the laws of its respective jurisdiction and it has the full power and legal authority to execute and deliver this Agreement and to perform its obligations (if any) hereunder;

(b)           the execution, delivery and performance of this Agreement by it have been and remain duly authorized by all necessary corporate action and do not contravene: (i) any provision of its organizational documents; or (ii) any law or regulation;

(c)           all governmental or regulatory consents, authorizations, approvals, registrations and declarations required for the due execution, delivery and performance of this Agreement by it has been obtained from or, as they case may be, filed with the relevant governmental authorities having jurisdiction over it and remains in full force and effect, and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance of this Agreement by it;

(d)           this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equity principles;

(e)           there are no proceedings at law or in equity, or before or by any court or other government authority that are pending or, to its knowledge threatened against or affecting its or any of its property and that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on it; and

(f)            it is not: (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on its ability to perform hereunder; or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other government authority that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on its ability to perform hereunder.

Section 8.03         Representations and Warranties of MX Holdings and the MX Companies.  Each of MX Holdings, the MX Companies represents and warrants to SET as of the date hereof and of the Closing Date as follows:

(a)           except for the Merger Agreement, neither MX Holdings nor any Affiliate of MX Holdings has entered into a letter of intent, memorandum of understanding, agreement or other document regarding a Specified Transaction;

(b)           the document attached hereto as Exhibit A is a true, complete and correct copy of the Merger Agreement.

Section 8.04         Representation and Warranty of CECG.  CECG represents and warrants to SET as of the date hereof and of the Closing Date as follows:

(a)           the document attached hereto as Exhibit A is a true, complete and correct copy of the Merger Agreement.

Section 8.05         Representations and Warranties of SET.  SET represents and warrants to the MX Companies, MX Holdings and CECG as of the date hereof and as of the Closing Date as follows:

(a)           it is the owner of the Sempra Interests, free and clear of any and all Liens;

(b)           the Sempra Interests represent all of SET’s equity interests in MX Holdings or any of its Affiliates.

Section 8.06         Notices.  Except as otherwise specified in this Agreement, any notice required or authorized by this Agreement to be given to a party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivery against written receipt, in each case to the address set forth below or to such other address as such party may designate for itself by prior notice given in accordance with this Section 8.06.  Any such notice shall be effective only upon receipt thereof (or upon refusal to accept delivery), provided that such notice is received during the normal business hours of the addressee, and if not received during such normal business hours, then on the first Business Day following such receipt.  The address for the delivery of notices and bills to each party and the respective telephone numbers are as follows:

Notices to SET:
Sempra Energy Trading LLC
58 Commerce Road
Stamford, Connecticut 06902
Attn:	Legal Dept.
Facsimile No.: 203-355-5410
Telephone No.: 203-355-5403

Notices to MX Holdings, MX or MX Electric:
c/o MXenergy Holdings Inc.
595 Summer Street, Suite 300
Stamford, CT 06901-1407
Attn:	Chief Financial Officer
Chief Legal Officer
Facsimile No.: 203-425-9562
Telephone No.: 203-356-1318

Notices to CECG:
Constellation Energy Commodities Group, Inc.
100 Constellation Way, Suite 500C
Baltimore, MD 21202
Attn:	General Counsel
Facsimile No.: 410-470-2600
Telephone No.: 410-470-3121

Section 8.07         No Joint Venture or Joint Liability.  Neither this Agreement, nor the Merger, shall create or be construed to create any partnership or joint venture or operation among any of the parties hereto and each party hereto acknowledges and agrees that each other party shall be solely responsible for the performance of any obligations of such other party.

Section 8.08         Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.09         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10         Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.11         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party to this Agreement may assign its rights or obligations hereunder without the prior written consent of each other party, which consent shall not be unreasonably withheld or delayed.

Section 8.12         No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.13         Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.14         Governing Law; Submission to Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement and any and all disputes or controversies arising out of the subject matter hereof (whether by contract, tort or otherwise) shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (AND EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

Section 8.15         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Termination and Transfer Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEMPRA ENERGY TRADING LLC

By:	/s/ Wendy Lewis
Name: Wendy Lewis
Title: Vice President

MXENERGY INC.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

MXENERGY ELECTRIC INC.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P. and Chief Financial Officer

MXENERGY HOLDINGS INC.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P. and Chief Financial Officer

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

By:	/s/ Bryan P. Wright
Name: Bryan P. Wright
Title: Controller

[Signature Page to the Termination and Transfer Agreement]

Acknowledged and Agreed:

MXENERGY (CANADA) LTD.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

ONLINECHOICE, INC.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

MXENERGY GAS CAPITAL CORP.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P and Chief Financial Officer

[Signature Page to the Termination and Transfer Agreement]

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P. and Chief Financial Officer

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P. and Chief Financial Officer

INFOMETER.COM INC.

By:	/s/ Chaitu Parikh
Name: Chaitu Parikh
Title: Executive V.P. and Chief Financial Officer

[Signature Page to the Termination and Transfer Agreement]

Exhibit A

Form of Merger Agreement

[Filed with the SEC as Exhibit 2.1 to Holdings’ Current Report on Form 8-K, filed on May 18, 2011 and incorporated by reference herein]

Exhibit B

Form of Transferee Certificate

Transferee’s Representations and Warranties Certificate
Pursuant to Section 2.1(d) of the Stockholders Agreement

[Date]

1              Definitions.

(a)           The following terms have the indicated meanings when used herein.

(i)            “Act” shall have the meaning set forth in Section 2(f).

(ii)           “Company” means MX Holdings Inc., a Delaware corporation.

(iii)          “Joinder Agreement” means the joinder agreement, in the form attached as Annex A to the Stockholders Agreement, executed by the Transferee.

(iv)          “Regulation S” shall have the meaning set forth in Section 2(f).

(v)           “SET” means Sempra Energy Trading LLC, a Delaware limited liability company.

(vi)          “Share Acquisition” means the acquisition by the Transferee of shares of Class B Common Stock and Class C Common Stock, in each case, held by SET in a transaction to which the provisions of Article II of the Stockholders Agreement apply.

(vii)         “Shares” means the shares of Class B Common Stock and Class C Common Stock to be acquired by the Transferee in the Share Acquisition.

(viii)        “Stockholders Agreement” means that certain stockholders agreement, dated as of September 22, 2009, among the Company, the Stockholders listed on Schedules I, II, III and IV thereto and any other Stockholder that becomes a party thereto after the date thereof pursuant to the terms thereof.

(ix)           “Transferee” means the undersigned Transferee.

(b)           Capitalized terms defined in the Stockholders Agreement and used herein but not defined herein shall have the meanings assigned to such terms in the Stockholders Agreement.

2              Transferee’s Representations and Warranties.  The Transferee hereby certifies that the following representations and warranties are true and correct as of the date first set forth above.

(a)           The Transferee is duly organized and validly existing under the laws of the State of                      and is in good standing under such laws.

(b)           The Transferee has the requisite limited liability company power and authority to enter into the Joinder Agreement and to carry out the transactions contemplated hereby; and the Joinder Agreement has been duly executed and delivered by the Transferee and constitutes the Transferee’s valid and binding obligation enforceable against the Transferee in accordance with its terms, except as the enforceability thereof may be subject to or limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (B) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c)           The execution, delivery and performance of the Joinder Agreement by the Transferee and the consummation of the transactions contemplated thereby will not (i) violate any provision of applicable law, (ii) violate any provision of the Transferee’s governing documents, effective as of the date hereof, or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency.

(d)           The purchase of the Shares by the Transferee will not require any consent, approval or authorization of, any notice to, or filing, registration or qualification with any court or administrative or governmental body other than with respect to applicable state securities or blue sky laws and the filing of a Form D with the Securities and Exchange Commission.

(e)           The Transferee has all necessary power and authority to execute, deliver and perform the Joinder Agreement.  All action on the Transferee’s part required for the lawful execution and delivery of the Joinder Agreement has been taken.  Upon execution and delivery by the Transferee, the Joinder Agreement will be a valid and binding obligation of the Transferee, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(f)            The Transferee understands that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”).  The Transferee also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the Transferee’s representations contained in this Agreement.  The Transferee further acknowledges and understands that the Shares may not be offered or sold within the United States or to, or for the account or benefit of a U.S.  Person (as defined in Regulation S promulgated under the Act (the “Regulation S”)) within the meaning of Regulation S, except in accordance with Regulation S or pursuant to a duly available exemption from the registration requirements of the Act, unless the Shares are subsequently registered under the Act.  The Transferee acknowledges and agrees that the Company has no obligation or intention to register the Shares under the Act.  The Transferee acknowledges and agrees that it is solely responsible for obtaining such legal, including tax, advice as it considers necessary and appropriate in connection with the execution, delivery and performance of the Joinder Agreement and the purchase by it of the Shares.

(g)           The Transferee hereby represents, warrants and undertakes as follows:

(i)            The Transferee is a highly sophisticated investor and has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating, and has independently evaluated, the merits and risks of its investment in the Company and has the capacity to protect its own interests.  The Transferee may be required to bear the economic risk of this investment indefinitely and has independently concluded that it is financially able to bear those risks indefinitely.  The Transferee understands that the Company has no obligation or present intention of registering the Shares in the United States pursuant to the Act.

(ii)           The Transferee is purchasing the Shares for the Transferee’s own account for investment only, and not with a view towards their distribution or resale.  The Transferee has not purchased the Shares for the purpose of selling or transferring them, or granting, issuing or transferring interests in, or options over, them.

(iii)          The Transferee represents that by reason of its, or of its management’s, business or financial experience, the Transferee has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, the Transferee is not aware of any general solicitation or publication of any advertisement, as such teens are defined in Regulation D under the Act, in connection with the transactions contemplated in the Joinder Agreement.

(iv)          The Transferee is an accredited investor, within the meaning of Regulation D under the Act.

(v)           The Transferee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company, including publicly available information concerning the Company, to reach an informed and knowledgeable decision to purchase the Shares.  The Transferee has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company.  The Transferee has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of the purchase.  The Transferee has not been provided with, nor has it requested, an offering memorandum or similar document in connection with its decision to enter into this Agreement and purchase the Shares.

(vi)                              The Transferee acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Act as in effect from time to time and understands that neither the Company, nor any of its affiliates, or any person acting on its behalf makes any representation as to the availability of Rule 144 or any other exemption under the Act for the reoffer, resale, pledge or transfer of the Shares.

(vii)                           The Transferee acknowledges and agrees that the Shares are subject to restrictions on transfer contained in the Stockholders Agreement, dated as of the date hereof, among the Company and the stockholders of the Company party thereto, including the Transferee, and the Transferee agrees to comply with such restrictions and not transfer any of the Shares in violation thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Transferee has executed this certificate or caused this certificate to be executed on its behalf as of the date first set forth above.

TRANSFEREE

[Name of Transferee]
[Entity signature block]

By:
Name:
Title: